SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 13, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events and Regulation FD Disclosure

On November 13, 2003, Derma Sciences, Inc. (the “Registrant”) announced financial results for the quarter and nine months ended September 30, 2003. Net sales for the third quarter of 2003 increased 33%, or $1.0 million, to $4.2 million compared to $3.2 million in the third quarter of 2002. Net sales for the first nine months of 2003 increased $5.7 million, or 77%, to $13.1 million from $7.4 million in 2002. The sales increase for the first nine months of 2003 was driven primarily by the acquisition of Dumex Medical (Dumex) in August 2002.

Gross profit decreased 1% to $1,400,458 from $1,414,326 for the quarter and increased 23% to $4,613,997 from $3,754,909 in the first nine months of 2002. Overall gross margin percent for the third quarter of 2003 decreased to 33% versus 45% for the same period in 2002. The decline in gross profit was due to the change in the Company's product mix with a greater percentage of total sales represented by lower margin Dumex wound care products.

Net loss for the third quarter was $95,737 or ($0.01) per basic and diluted common share compared to net income of $187,448, or $0.04 per basic common share, and $0.03 per diluted common share in the third quarter of 2002. For the first nine months of the year, the net loss was $6,300, or $0.00 per basic and diluted common share, compared to net income of $260,050, or $0.07 per basic and $0.04 per diluted common share, in 2002.

At September 30, 2003 and December 31, 2002, the Company had cash and cash equivalents of $1,114,880 and $1,496,357, respectively. Working capital increased approximately $1.3 million to $4.7 million at September 30, 2003 from $3.4 million at December 31, 2002 due primarily to the receipt of proceeds from the private sale of securities.

For further information concerning the Registrant’s financial results for the quarter and nine months ended September 30, 2003 and September 30, 2002, please refer to the Registrant’s Form 10-QSB for the subject periods to be filed with the Securities and Exchange Commission on November 14, 2003.

   Item 7. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:
99 - Press release

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: November 13, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer